Exhibit 99.1

For Immediate Release

Contact:	George Gantz
Phone: 603-773-6569
Fax: 603-773-6769

Unitil Base Rate Settlement Approved in New Hampshire

Hampton, NH (October 10, 2006): Unitil Corporation (AMEX:UTL) announced that its New Hampshire electric distribution utility, Unitil Energy Systems, Inc. (“UES”), received approval from the New Hampshire Public Utilities Commission (the “Commission”) of a Settlement Agreement resolving all issues in its electric distribution base rate case filed in November 2005.

“We are very pleased with the results of our distribution base rate case and believe the settlement with all the parties represents a fair and reasonable resolution of many issues raised during the course of the proceeding,” said Robert G. Schoenberger, Unitil’s Chairman and Chief Executive Officer. “This decision will allow us to maintain the financial stability and resources necessary for the delivery of safe, reliable and cost-efficient distribution service to our New Hampshire customers.”

The key provisions of the Settlement Agreement approved by the Commission include:

•	an increase in electric base distribution rates of $2,266,966 annually, effective as of January 2006;

•	a stipulated overall rate of return of 8.70%, including a return on equity of 9.67%, applied to a proforma rate base of $96,046,267;

•	two additional future step increases in electric base distribution rates, related to utility plant additions in 2006, of approximately $400,000 and $130,000 annually, effective as of November 1, 2006 and May 1, 2007, respectively;

•	the recovery of over $300,000 annually of supply-related operating and administrative costs through default energy service rates;

•	a reduction of approximately $600,000 in annual depreciation expense, primarily reflecting an increase in utility plant and equipment average service lives;

•	the resolution of a multi-year effort by UES to recover in rates the rapidly escalating costs of pension and other post-retirement benefit costs - the Settlement Agreement provides for the recovery of the costs sought by UES in the rate case as a component of base distribution rates;

•	a comprehensive agreement on several rate design issues, including the allocation of the revenue increase to each customer class, the capping of the increase to low use residential customers and the maintenance of a discounted initial 250 kWh block for residential customers, and agreement on customer, volumetric and demand charges for each rate class;

•	a provision for a temporary rate surcharge to provide for recovery of rate case expense and recoupment of the authorized distribution rate increase from January through October 2006.

The increase in distribution base rates and other rate changes provided for in the Settlement Agreement will increase UES’s base revenue by approximately $3.1 million on an annualized basis. This represents an increase of about 10% over UES’s present distribution base revenue.

The effect of these rate changes on a customer’s total electric bill, which include the base distribution changes as well as the supply-related operating and administrative costs changes, will vary by customer class and individual usage. On average, the total electric bill for a residential customer will increase 2.4%. The average total bill increase for commercial and industrial customers will be 1.3%. The implementation of the changes in base rates on November 1 is expected to coincide with other scheduled rate changes, including proposed changes to default energy service rates now pending before the Commission.

Unitil Corporation is a public utility holding company with subsidiaries providing electric service in New Hampshire, electric and gas service in Massachusetts and energy services throughout the northeast.

Corporate Office

6 Liberty Lane West

Hampton, NH 03842-1720

Phone: 603-772-0775

Fax: 603-773-6605

Email: corp@unitil.com